EXHIBIT 99.1

WTW Reports First Quarter 2023 Earnings

  Revenue1 increased 4% to $2.2 billion with organic growth of 8%
  Diluted Earnings per Share were $1.88 for the quarter, up 83% over prior year
  Adjusted Diluted Earnings per Share were $2.84 for the quarter, up 7% over prior year
  Operating Margin was 12.7% for the quarter, up 440 basis points over prior year
  Adjusted Operating Margin was 18.6% for the quarter, up 140 basis points over prior year

LONDON, April 27, 2023 (GLOBE NEWSWIRE) -- WTW (NASDAQ: WTW) (the “Company”), a leading global advisory, broking and solutions company, today announced financial results for the first quarter ended March 31, 2023.

“The first quarter was a solid start to the year for WTW,” said Carl Hess, WTW’s chief executive officer. “Our investments in talent and technology, along with the momentum in our business, helped us achieve excellent revenue increases on both a reported and an organic basis. Our top-line revenue growth, together with our expense discipline, the successful execution of our transformation efforts and initiatives to simplify our company drove operating margin expansion over the prior year. We are proving ourselves to be resilient in a complex risk and economic environment.”

Consolidated Results

As reported, USD millions, except %

Key Metrics	Q1-23	Q1-22	Y/Y Change
Revenue[1]	$2,244	$2,160	Reported 4% | CC 7% | Organic 8%
Income from Operations	$285	$179	59%
Operating Margin %	12.7%	8.3%	440 bps
Adjusted Operating Income	$418	$371	13%
Adjusted Operating Margin %	18.6%	17.2%	140 bps
Net Income	$206	$125	65%
Adjusted Net Income	$306	$315	(3)%
Diluted EPS	$1.88	$1.03	83%
Adjusted Diluted EPS	$2.84	$2.66	7%

1 The revenue amounts included in this release are presented on a U.S. GAAP basis except where stated otherwise. This excludes reinsurance revenue which is reported in discontinued operations. The segment discussion is on an organic basis.

Revenue was $2.24 billion for the first quarter of 2023, an increase of 4% as compared to $2.16 billion for the same period in the prior year. Excluding a 3% foreign currency headwind, revenue increased 7%. On an organic basis, revenue increased 8%. See Supplemental Segment Information on page 8 for additional detail on book-of-business settlements and interest income included in revenue.

Net Income for the first quarter of 2023 was $206 million, an increase of 65% compared to Net Income of $125 million in the prior-year first quarter. Adjusted EBITDA for the first quarter was $503 million, or 22.4% of revenue, a decrease of 3%, compared to Adjusted EBITDA of $518 million, or 24.0% of revenue, in the prior-year first quarter. Book-of-business settlements and interest income, included in revenue and income, created a tailwind to all measures of profit, which was offset by the headwind from the sanction-driven divestiture of our highly-profitable Russian business. The U.S. GAAP tax rate for the first quarter was 19.5%, and the adjusted income tax rate for the first quarter used in calculating adjusted diluted earnings per share was 20.5%.

Cash Flow and Capital Allocation

Cash flows from operating activities were $134 million for the quarter ended March 31, 2023, compared to $21 million for the prior year. Free cash flow for the quarters ended March 31, 2023 and 2022 was $92 million and ($10) million, respectively, an improvement of $102 million. During the quarter ended March 31, 2023, the Company repurchased $104 million of WTW outstanding shares. For further discussion on expectation for free cash flow, see “Updated Free Cash Flow Outlook” below.

Quarterly Business Highlights

  Realized $75 million of incremental annualized Transformation Program savings in the first quarter, bringing the total to $224 million in cumulative savings since the program's inception. Refer to the Supplemental Slides for additional detail.
  Repurchased 432,140 of our shares for $104 million during the quarter.
  Announced strategic collaborations to help further improve the insurance placement experience with Zurich, via our Broking Platform, and Sapiens, a software provider for the insurance industry.
  Launched the LifeSight Pooled Employer Plan in the U.S., with Transamerica overseeing administration and recordkeeping, to help simplify the 401(k) plan sponsorship for employers and provide better outcomes for their employees.

First Quarter 2023 Segment Highlights

Health, Wealth & Career

As reported, USD millions, except %

Health, Wealth & Career	Q1-23	Q1-22	Y/Y Change
Total Revenue	$1,287	$1,244	Reported 3% | CC 6% | Organic 6%
Operating Income	$309	$257	20%
Operating Margin %	24.0%	20.7%	330 bps

The HWC segment had revenue of $1.29 billion in the first quarter, an increase of 3% (6% increase constant currency and organic) from $1.24 billion in the prior year. Organic growth was led by Health, driven by increased project activity in North America and the continued expansion of our client portfolio in International. Benefits Delivery & Outsourcing generated organic revenue growth through new clients and compliance project work in Outsourcing and higher volumes and placements of Medicare Advantage and Life policies in Individual Marketplace. Our Wealth businesses generated organic revenue growth from higher levels of Retirement work in Europe and North America, including compliance and de-risking projects along with new client acquisitions. Our Career businesses grew revenue organically through increased demand for Advisory services and increases in data and software license sales.

Operating margins in the HWC segment increased 330 basis points from the prior-year first quarter to 24.0%, primarily from higher operating leverage.

Risk & Broking

As reported, USD millions, except %

Risk & Broking	Q1-23	Q1-22	Y/Y Change
Total Revenue	$904	$891	Reported 1% | CC 5% | Organic 10%
Operating Income	$180	$192	(6)%
Operating Margin %	19.9%	21.6%	(170) bps

The R&B segment had revenue of $904 million in the first quarter, an increase of 1% (5% increase constant currency and 10% increase organic) from $891 million in the prior year. On an organic basis, Corporate Risk & Broking generated excellent organic revenue growth across all geographies, primarily driven by new business and increased retention in our global lines of business, most notably in Aerospace, Financial Solutions and Natural Resources. Insurance Consulting and Technology had organic revenue growth primarily from software sales.

Operating margins in the R&B segment decreased 170 basis points from the prior-year first quarter to 19.9%, primarily due to the divestiture of our Russian operations.

2023 Outlook

Based on current and anticipated market conditions, the Company's full-year targets for 2023 are as follows:

  Expect to deliver mid-single digit organic revenue growth
  Expect to deliver adjusted operating margin expansion for the full year 2023
  Expect to deliver approximately $100 million of incremental run-rate savings from the Transformation Program in 2023
  Expect approximately $112 million in non-cash pension income for the full year 2023
  Expect a foreign currency headwind on adjusted earnings per share of approximately $0.05 for the full year 2023 at today’s rates, up from $0.01 previously

Outlook includes Non-GAAP financial measures. We do not reconcile forward-looking Non-GAAP measures for reasons explained below.

Updated Free Cash Flow Outlook

As part of our strategic plan, we set a target for three-year cumulative Free Cash Flow (“FCF”). This target reflected our goal to substantially improve FCF generation. We recognized that there were – and still are – substantial FCF improvement opportunities for WTW achievable across various time horizons, with many of the larger opportunities expected to play out over multiple years. However, we have now concluded that the paths to realizing these long-term improvement opportunities will likely take us beyond the end of 2024. As a result, WTW is modifying its target of generating $4.3B - $5.3B in cumulative FCF between 2022 and 2024. Over the near term, we expect FCF as a percentage of revenue to meaningfully improve from the prior-year base of 8%, primarily reflecting the absence of the one-time headwinds experienced last year, partially offset by the acceleration and expansion of our Transformation program. Over the long-term, we expect continual improvement towards peers’ free cash flow margins.

Conference Call

The Company will host a live webcast and conference call to discuss the financial results for the first quarter 2023. It will be held on Thursday, April 27, 2023, beginning at 9:00 a.m. Eastern Time. A live broadcast of the conference call will be available on WTW’s website here. The conference call will include a question-and-answer session. To participate in the question-and-answer session, please register here. An online replay will be available at www.wtwco.com shortly after the call concludes.

About WTW

At WTW (NASDAQ: WTW), we provide data-driven, insight-led solutions in the areas of people, risk and capital. Leveraging the global view and local expertise of our colleagues serving 140 countries and markets, we help organizations sharpen their strategy, enhance organizational resilience, motivate their workforce and maximize performance. Working shoulder to shoulder with our clients, we uncover opportunities for sustainable success—and provide perspective that moves you. Learn more at www.wtwco.com.

WTW Non-GAAP Measures

In order to assist readers of our consolidated financial statements in understanding the core operating results that WTW’s management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted Operating Income/Margin, (4) Adjusted EBITDA/Margin, (5) Adjusted Net Income, (6) Adjusted Diluted Earnings Per Share, (7) Adjusted Income Before Taxes, (8) Adjusted Income Taxes/Tax Rate and (9) Free Cash Flow.

We believe that those measures are relevant and provide pertinent information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results.

Within the measures referred to as ‘adjusted’, we adjust for significant items which will not be settled in cash, or which we believe to be items that are not core to our current or future operations. Some of these items may not be applicable for the current quarter, however they may be part of our full-year results. Additionally, we have historically adjusted for certain items which are not described below, but for which we may adjust in a future period when applicable. Items applicable to the quarter or full year results, or the comparable periods, include the following:

  Income and loss from discontinued operations, net of tax – Adjustment to remove the after-tax income or loss from discontinued operations and the after-tax gain attributable to the divestiture of our Willis Re business.
  Restructuring costs and transaction and transformation – Management believes it is appropriate to adjust for restructuring costs and transaction and transformation when they relate to a specific significant program with a defined set of activities and costs that are not expected to continue beyond a defined period of time, or significant acquisition-related transaction expenses. We believe the adjustment is necessary to present how the Company is performing, both now and in the future when the incurrence of these costs will have concluded.
  Impairment – Adjustment to remove the impairment related to the net assets of our Russian business that are held outside of our Russian entities.
  Gains and losses on disposals of operations – Adjustment to remove the gains or losses resulting from disposed operations that have not been classified as discontinued operations.
  Tax effect of the Coronavirus Aid, Relief, and Economic Security (‘CARES’) Act – Relates to the incremental tax expense or benefit, primarily from the Base Erosion and Anti-Abuse Tax (‘BEAT’), generated from electing or changing elections of certain income tax provisions available under the CARES Act.
  Tax effect of internal reorganizations – Relates to the U.S. income tax expense resulting from the completion of internal reorganizations of the ownership of certain businesses that reduced the investments held by our U.S.-controlled subsidiaries.

We evaluate our revenue on an as reported (U.S. GAAP), constant currency and organic basis. We believe presenting constant currency and organic information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

We consider Constant Currency Change, Organic Change, Adjusted Operating Income/Margin, Adjusted EBITDA/Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Income Before Taxes, Adjusted Income Taxes/Tax Rate and Free Cash Flow to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating and liquidity results against our competitors. These non-GAAP measures are important in illustrating what our comparable operating and liquidity results would have been had we not incurred transaction-related and non-recurring items. Our non-GAAP measures and their accompanying definitions are presented as follows:

Constant Currency Change – Represents the year-over-year change in revenue excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the prior year revenue, translated at the current year monthly average exchange rates, to the current year as reported revenue, for the same period. We believe constant currency measures provide useful information to investors because they provide transparency to performance by excluding the effects that foreign currency exchange rate fluctuations have on period-over-period comparability given volatility in foreign currency exchange markets.

Organic Change – Excludes the impact of fluctuations in foreign currency exchange rates, as described above and the period-over-period impact of acquisitions and divestitures on current-year revenue. We believe that excluding transaction-related items from our U.S. GAAP financial measures provides useful supplemental information to our investors, and it is important in illustrating what our core operating results would have been had we not included these transaction-related items, since the nature, size and number of these transaction-related items can vary from period to period.

Adjusted Operating Income/Margin – Income from operations adjusted for amortization, restructuring costs, transaction and transformation and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted operating income margin is calculated by dividing adjusted operating income by revenue. We consider adjusted operating income/margin to be important financial measures, which are used internally to evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted EBITDA/Margin – Net Income adjusted for loss/(income) from discontinued operations, net of tax, provision for income taxes, interest expense, depreciation and amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted EBITDA Margin is calculated by dividing adjusted EBITDA by revenue. We consider adjusted EBITDA/margin to be important financial measures, which are used internally to evaluate and assess our core operations, to benchmark our operating results against our competitors and to evaluate and measure our performance-based compensation plans.

Adjusted Net Income – Net Income Attributable to WTW adjusted for loss/(income) from discontinued operations, net of tax, amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results and the related tax effect of those adjustments and the tax effects of internal reorganizations. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.

Adjusted Diluted Earnings Per Share – Adjusted Net Income divided by the weighted-average number of ordinary shares, diluted. Adjusted diluted earnings per share is used to internally evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted Income Before Taxes – Income from operations before income taxes adjusted for amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income before taxes is used solely for the purpose of calculating the adjusted income tax rate.

Adjusted Income Taxes/Tax Rate – Provision for income taxes adjusted for taxes on certain items of amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations, the tax effects of internal reorganizations, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results, divided by adjusted income before taxes. Adjusted income taxes is used solely for the purpose of calculating the adjusted income tax rate. Management believes that the adjusted income tax rate presents a rate that is more closely aligned to the rate that we would incur if not for the reduction of pre-tax income for the adjusted items and the tax effects of internal reorganizations, which are not core to our current and future operations.

Free Cash Flow – Cash flows from operating activities less cash used to purchase fixed assets and software for internal use. Free Cash Flow is a liquidity measure and is not meant to represent residual cash flow available for discretionary expenditures. Management believes that free cash flow presents the core operating performance and cash-generating capabilities of our business operations.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our condensed consolidated financial statements.

Reconciliations of these measures are included in the accompanying tables with the following exception:

The Company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

WTW Forward-Looking Statements

This document contains ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, that address activities, events, or developments that we expect or anticipate may occur in the future, including such things as our outlook, the potential impact of natural or man-made disasters like health pandemics and other world health crises on; future capital expenditures; ongoing working capital efforts; future share repurchases; financial results (including our revenue, costs, or margins) and the impact of changes to tax laws on our financial results; existing and evolving business strategies and acquisitions and dispositions, including our completed sale of Willis Re to Arthur J. Gallagher & Co. (‘Gallagher’) and transitional arrangements related thereto; demand for our services and competitive strengths; strategic goals; the benefits of new initiatives; growth of our business and operations; our ability to successfully manage ongoing leadership, organizational and technology changes, including investments in improving systems and processes; our ability to implement and realize anticipated benefits of any cost-savings initiatives including the multi-year operational Transformation program; and plans and references to future successes, including our future financial and operating results, short-term and long-term financial goals, plans, objectives, expectations and intentions are forward-looking statements including with respect to free cash flow generation, adjusted net revenue, adjusted operating margin, and adjusted earnings per share. Also, when we use words such as ‘may’, ‘will’, ‘would’, ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘plan’, ‘continues’, ‘seek’, ‘target’, ‘goal’, ‘focus’, ‘probably’, or similar expressions, we are making forward-looking statements. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following: our ability to successfully establish, execute and achieve our global business strategy as it evolves; our ability to fully realize anticipated benefits of our growth strategy; our ability to achieve our short-term and long-term financial goals, such as with respect to our cash flow generation, and the timing with respect to such achievement; the risks related to changes in general economic (including a possible recession), business and political conditions, including changes in the financial markets, inflation, credit availability, increased interest rates and trade policies; the risks to our short-term and long-term financial goals from any of the risks or uncertainties set forth herein; the risks to our business, financial condition, results of operations, and long-term goals that may be materially adversely affected by any negative impact on the global economy and capital markets resulting from or relating to inflation, the military conflict between Russia and Ukraine or any other geopolitical tensions and the withdrawal from our high margin businesses in Russia and our ability to achieve cost-mitigation measures; our ability to successfully hedge against fluctuations in foreign currency rates; the risks relating to the adverse impacts of natural or man-made disasters like health pandemics and other world health crises, such as the COVID-19 pandemic, including supply chain, workforce availability, vaccination rates, and other impacts on the people and businesses in jurisdictions where we do business, on the demand for our products and services, our cash flows and our business operations; material interruptions to or loss of our information processing capabilities, or failure to effectively maintain and upgrade our information technology resources and systems and related risks of cybersecurity breaches or incidents; our ability to comply with complex and evolving regulations related to data privacy and cybersecurity; the risks relating to the transitional arrangements in effect subsequent to our now-completed sale of Willis Re to Gallagher; significant competition that we face and the potential for loss of market share and/or profitability; the impact of seasonality and differences in timing of renewals and non-recurring revenue increases from disposals and book-of-business sales; the failure to protect client data or breaches of information systems or insufficient safeguards against cybersecurity breaches or incidents; the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation; the risk of substantial negative outcomes on existing litigation or investigation matters; changes in the regulatory environment in which we operate, including, among other risks, the impacts of pending competition law and regulatory investigations; various claims, government inquiries or investigations or the potential for regulatory action; our ability to make divestitures or acquisitions, including and our ability to integrate or manage such acquired businesses, as well as identify and successfully execute on opportunities for strategic collaboration; our ability to integrate direct-to-consumer sales and marketing solutions with our existing offerings and solutions; our ability to successfully manage ongoing organizational changes, including investments in improving systems and processes; disasters or business continuity problems; the  ongoing impact of Brexit on our business and operations, including as a result of updated regulatory guidance, such as that issued by the European Insurance and Occupational Pensions Authority on February 3, 2023, ongoing efforts and resources allocated to the post-Brexit evolution of regulations and laws and the need to relocate talent or roles or both between or within the E.U. and the U.K., or otherwise; our ability to successfully enhance our billing, collection and other working capital efforts, and thereby increase our free cash flow; the impact of the impending cessation of the London Interbank Offered Rate; our ability to properly identify and manage conflicts of interest; reputational damage, including from association with third parties; reliance on third-party service providers and suppliers; risks relating to changes in our management structures and in senior leadership; the loss of key employees or a large number of employees and rehiring rates; our ability to maintain our corporate culture; doing business internationally, including the impact of foreign currency exchange rates; compliance with extensive government regulation; the risk of sanctions imposed by governments, or changes to associated sanction regulations (such as sanctions imposed on Russia) and related counter-sanctions; our ability to effectively apply technology, data and analytics changes for internal operations, maintaining industry standards and meeting client preferences; changes and developments in the insurance industry or the U.S. healthcare system, including those related to Medicare and any legislative actions from the current U.S. Congress, and any other changes and developments in legal, economic, business or operational conditions impacting our Medicare benefits businesses such as TRANZACT; the inability to protect our intellectual property rights, or the potential infringement upon the intellectual property rights of others; fluctuations in our pension assets and liabilities and related changes in pension income, including as a result of, related to, or derived from movements in the interest rate environment, investment returns, inflation, or changes in other assumptions that are used to estimate our benefit obligations and its effect on adjusted earnings per share; our capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; our ability to obtain financing on favorable terms or at all; adverse changes in our credit ratings; the impact of recent or potential changes to U.S. or foreign laws, and the enactment of additional, or the revision of existing, state, federal, and/or foreign laws and regulations, recent judicial decisions and development of case law, other regulations and any policy changes and legislative actions, including those that impact our effective tax rate; U.S. federal income tax consequences to U.S. persons owning at least 10% of our shares; changes in accounting principles, estimates or assumptions; risks relating to or arising from environmental, social and governance (‘ESG’) practices; fluctuation in revenue against our relatively fixed or higher than expected expenses; the laws of Ireland being different from the laws of the U.S. and potentially affording less protections to the holders of our securities; and our holding company structure potentially preventing us from being able to receive dividends or other distributions in needed amounts from our subsidiaries. The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information, please see Part I, Item 1A in our Annual Report on Form 10-K, and our subsequent filings with the SEC. Copies are available online at www.sec.gov or www.wtwco.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. Given the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made, and we will not update these forward-looking statements unless the securities laws require us to do so. With regard to these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Contact

INVESTORS
Claudia De La Hoz | Claudia.Delahoz@wtwco.com

WTW
Supplemental Segment Information
(In millions of U.S. dollars)
(Unaudited)

REVENUE
				Components of Revenue Change(i)
				Less:		Less:
	Three Months Ended March 31,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2023	2022	% Change	Impact	Change	Divestitures	Change

Health, Wealth & Career	$1,287	$1,244	3%	(3)%	6%	0%	6%
Risk & Broking	904	891	1%	(4)%	5%	(5)%	10%
Segment Revenue	2,191	2,135	3%	(3)%	6%	(2)%	8%
Reimbursable expenses and other	53	25
Revenue	$2,244	$2,160	4%	(3)%	7%	(1)%	8%

(i) Components of revenue change may not add due to rounding.

BOOK-OF-BUSINESS SETTLEMENTS AND INTEREST INCOME

	Three Months Ended March 31,
	HWC		R&B		Corporate		Total
	2023	2022	2023	2022	2023	2022	2023	2022
Book-of-business settlements	$—	$3	$7	$—	$—	$—	$7	$3
Interest income	5	1	12	3	15	—	32	4
Total interest and other income	$5	$4	$19	$3	$15	$—	$39	$7

SEGMENT OPERATING INCOME (i)

	Three Months Ended March 31,
	2023	2022

Health, Wealth & Career	$309	$257
Risk & Broking	180	192
Segment Operating Income	$489	$449

(i) Segment operating income excludes certain costs, including amortization of intangibles, restructuring costs, transaction and transformation expenses, certain litigation provisions, and to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally-allocated expenses and the actual expenses reported for U.S. GAAP purposes.

SEGMENT OPERATING MARGINS

	Three Months Ended March 31,
	2023	2022
Health, Wealth & Career	24.0%	20.7%
Risk & Broking	19.9%	21.6%

RECONCILIATION OF SEGMENT OPERATING INCOME TO INCOME FROM OPERATIONS BEFORE INCOME TAXES

	Three Months Ended March 31,
	2023	2022

Segment Operating Income	$489	$449
Impairment (i)	—	(81)
Amortization	(71)	(85)
Restructuring costs	(3)	(6)
Transaction and transformation (ii)	(59)	(20)
Unallocated, net (iii)	(71)	(78)
Income from Operations	285	179
Interest expense	(54)	(49)
Other income, net	25	27
Income from continuing operations before income taxes	$256	$157

(i) Represents the impairment related to the net assets of our Russian business that are held outside of our Russian entities.
(ii) In 2023 and 2022, in addition to legal fees and other transaction costs, includes primarily consulting fees related to the Transformation program.
(iii) Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

WTW
Reconciliations of Non-GAAP Measures
(In millions of U.S. dollars, except per share data)
(Unaudited)

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WTW TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended March 31,
	2023	2022

Net Income attributable to WTW	$203	$122
Adjusted for certain items:
Income from discontinued operations, net of tax	—	(11)
Impairment	—	81
Amortization	71	85
Restructuring costs	3	6
Transaction and transformation	59	20
Loss on disposal of operations	—	54
Tax effect on certain items listed above(i)	(34)	(42)
Tax effect of internal reorganizations	4	—
Adjusted Net Income	$306	$315

Weighted-average ordinary shares, diluted	108	118

Diluted Earnings Per Share	$1.88	$1.03
Adjusted for certain items:(ii)
Income from discontinued operations, net of tax	—	(0.09)
Impairment	—	0.68
Amortization	0.66	0.72
Restructuring costs	0.03	0.05
Transaction and transformation	0.55	0.17
Loss on disposal of operations	—	0.46
Tax effect on certain items listed above(i)	(0.32)	(0.36)
Tax effect of internal reorganizations	0.04	—
Adjusted Diluted Earnings Per Share	$2.84	$2.66

(i) The tax effect was calculated using an effective tax rate for each item.
(ii) Per share values and totals may differ due to rounding.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended March 31,
	2023		2022

Net Income	$206	9.2%	$125	5.8%
Income from discontinued operations, net of tax	—		(11)
Provision for income taxes	50		43
Interest expense	54		49
Impairment	—		81
Depreciation	60		66
Amortization	71		85
Restructuring costs	3		6
Transaction and transformation	59		20
Loss on disposal of operations	—		54
Adjusted EBITDA and Adjusted EBITDA Margin	$503	22.4%	$518	24.0%

RECONCILIATION OF INCOME FROM OPERATIONS TO ADJUSTED OPERATING INCOME

	Three Months Ended March 31,
	2023		2022

Income from operations	$285	12.7%	$179	8.3%
Adjusted for certain items:
Impairment	—		81
Amortization	71		85
Restructuring costs	3		6
Transaction and transformation	59		20
Adjusted operating income	$418	18.6%	$371	17.2%

RECONCILIATION OF GAAP INCOME TAXES/TAX RATE TO ADJUSTED INCOME TAXES/TAX RATE

	Three Months Ended March 31,
	2023	2022
Income from continuing operations before income taxes	$256	$157

Adjusted for certain items:
Impairment	—	81
Amortization	71	85
Restructuring costs	3	6
Transaction and transformation	59	20
Loss on disposal of operations	—	54
Adjusted income before taxes	$389	$403

Provision for income taxes	$50	$43
Tax effect on certain items listed above(i)	34	42
Tax effect of internal reorganizations	(4)	—
Adjusted income taxes	$80	$85

U.S. GAAP tax rate	19.5%	27.5%
Adjusted income tax rate	20.5%	21.1%

(i) The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities	$134	$21
Less: Additions to fixed assets and software for internal use	(42)	(31)
Free Cash Flow	$92	$(10)

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
Condensed Consolidated Statements of Income
(In millions of U.S. dollars, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue	$2,244	$2,160

Costs of providing services
Salaries and benefits	1,313	1,318
Other operating expenses	453	486
Depreciation	60	66
Amortization	71	85
Restructuring costs	3	6
Transaction and transformation	59	20
Total costs of providing services	1,959	1,981

Income from operations	285	179

Interest expense	(54)	(49)
Other income, net	25	27

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	256	157

Provision for income taxes	(50)	(43)

INCOME FROM CONTINUING OPERATIONS	206	114

INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	—	11

NET INCOME	206	125

Income attributable to non-controlling interests	(3)	(3)

NET INCOME ATTRIBUTABLE TO WTW	$203	$122

EARNINGS PER SHARE
Basic earnings per share
Income from continuing operations per share	$1.89	$0.94
Income from discontinued operations per share	$—	$0.09
Basic earnings per share	$1.89	$1.03
Diluted earnings per share
Income from continuing operations per share	$1.88	$0.94
Income from discontinued operations per share	$—	$0.09
Diluted earnings per share	$1.88	$1.03

Weighted-average shares of common stock, basic	107	118
Weighted-average shares of common stock, diluted	108	118

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars, except share data)
(Unaudited)

	March 31,	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$1,135	$1,262
Fiduciary assets	12,213	11,772
Accounts receivable, net	2,261	2,387
Prepaid and other current assets	337	414
Total current assets	15,946	15,835
Fixed assets, net	723	718
Goodwill	10,193	10,173
Other intangible assets, net	2,212	2,273
Right-of-use assets	577	586
Pension benefits assets	863	827
Other non-current assets	1,392	1,357
Total non-current assets	15,960	15,934
TOTAL ASSETS	$31,906	$31,769
LIABILITIES AND EQUITY
Fiduciary liabilities	$12,213	$11,772
Deferred revenue and accrued expenses	1,485	1,915
Current debt	250	250
Current lease liabilities	127	126
Other current liabilities	814	716
Total current liabilities	14,889	14,779
Long-term debt	4,472	4,471
Liability for pension benefits	457	480
Deferred tax liabilities	736	748
Provision for liabilities	366	357
Long-term lease liabilities	610	620
Other non-current liabilities	200	221
Total non-current liabilities	6,841	6,897
TOTAL LIABILITIES	21,730	21,676
COMMITMENTS AND CONTINGENCIES
EQUITY(i)
Additional paid-in capital	10,890	10,876
Retained earnings	1,774	1,764
Accumulated other comprehensive loss, net of tax	(2,568)	(2,621)
Treasury shares, at cost, 17,519 shares in 2022	—	(3)
Total WTW shareholders' equity	10,096	10,016
Non-controlling interests	80	77
Total Equity	10,176	10,093
TOTAL LIABILITIES AND EQUITY	$31,906	$31,769

_______________
(i)  Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 106,382,693 (2023) and 106,756,364 (2022); Outstanding 106,382,693 (2023) and 106,756,364 (2022) and (b) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2023 and 2022.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$206	$125
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	60	66
Amortization	71	85
Impairment	—	81
Non-cash restructuring charges	2	—
Non-cash lease expense	27	33
Net periodic benefit of defined benefit pension plans	(8)	(40)
Provision for doubtful receivables from clients	7	5
Benefit from deferred income taxes	(15)	(17)
Share-based compensation	26	22
Net loss on disposal of operations	—	56
Non-cash foreign exchange loss/(gain)	11	(5)
Other, net	10	(5)
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	129	82
Other assets	11	(22)
Other liabilities	(411)	(458)
Provisions	8	13
Net cash from operating activities	134	21

CASH FLOWS (USED IN)/FROM INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(42)	(31)
Capitalized software costs	(19)	(15)
Acquisitions of operations, net of cash acquired	(4)	(68)
Cash and fiduciary funds transferred in sale of operations	—	(12)
Sale of investments	4	200
Net cash (used in)/from investing activities	(61)	74

CASH FLOWS USED IN FINANCING ACTIVITIES
Repayments of debt	(1)	(1)
Repurchase of shares	(104)	(2,250)
Proceeds from issuance of shares	—	1
Net payments from fiduciary funds held for clients	(250)	(211)
Payments of deferred and contingent consideration related to acquisitions	(6)	(20)
Cash paid for employee taxes on withholding shares	(5)	(1)
Dividends paid	(87)	(98)
Net cash used in financing activities	(453)	(2,580)

DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(380)	(2,485)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	21	(34)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD (i)	4,721	7,691
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD (i)	$4,362	$5,172

(i)  The amounts of cash, cash equivalents and restricted cash, their respective classification on the condensed consolidated balance sheets, as well as their respective portions of the increase or decrease in cash, cash equivalents and restricted cash for each of the periods presented have been included in the Supplemental Disclosures of Cash Flow Information section.

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

	Three Months Ended March 31,
	2023	2022
Supplemental disclosures of cash flow information:
Cash and cash equivalents	$1,135	$2,198
Fiduciary funds (included in fiduciary assets)	3,227	2,967
Cash and cash equivalents and fiduciary funds (included in current assets held for sale)	—	7
Total cash, cash equivalents and restricted cash	$4,362	$5,172

Decrease in cash, cash equivalents and other restricted cash	$(130)	$(2,274)
Decrease in fiduciary funds	(250)	(211)
Total	$(380)	$(2,485)